Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Turkcell Iletisim Hizmetleri A.S.:

We consent to the incorporation by reference in the registration statement (No. 333-138528) on Form F-3 of Turkcell Iletisim Hizmetleri A.S. of our reports dated April 20, 2007, with respect to the consolidated balance sheets of Turkcell Iletisim Hizmetleri A.S. as of December 31, 2006 and 2005, and the related consolidated statements of income, recognized income and expense, and cash flows for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of Turkcell Iletisim Hizmetleri A.S.

KPMG Cevdet Suner Denetim ve

Yeminli Mali Musavirlik A.S.

April 23, 2007

Istanbul, Turkey

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